Exhibit 99.1

FOR IMMEDIATE RELEASE

October 28, 2010

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Third Quarter Earnings

DALLAS, TEXAS, October 28, 2010 – The Federal Home Loan Bank of Dallas (Bank) today reported net income of $27.4 million for the quarter ended September 30, 2010. For the nine months ended September 30, 2010, the Bank reported net income of $82.4 million.

Total assets at September 30, 2010 were $51.6 billion, compared with $57.1 billion at June 30, 2010 and $65.1 billion at December 31, 2009. The decreases in total assets for the third quarter and year-to-date period ($5.5 billion and $13.5 billion, respectively) were attributable primarily to declines in the Bank’s advances ($14.2 billion and $20.0 billion, respectively) and its long-term held-to-maturity securities portfolio ($0.8 billion and $2.1 billion, respectively), which were partially offset by increases in the Bank’s short-term liquidity portfolio ($9.7 billion and $8.9 billion, respectively).

Advances were $27.3 billion at September 30, 2010, compared with $41.5 billion at June 30, 2010 and $47.3 billion at December 31, 2009. The quarterly and year-to-date reductions in advances were driven in large part by decreases in advances outstanding to the Bank’s two largest borrowers. During the third quarter, advances outstanding to those two borrowers decreased by $13.8 billion, including $12.3 billion of prepaid advances; during the year-to-date period, advances outstanding to these borrowers decreased by $16.8 billion. At September 30, 2010, advances outstanding to the Bank’s two largest borrowers totaled $7.5 billion.

Due to principal repayments on mortgage-backed securities, the Bank’s held-to-maturity securities portfolio declined from $10.1 billion at June 30, 2010 and $11.4 billion at December 31, 2009 to $9.3 billion at September 30, 2010. The Bank’s short-term liquidity portfolio (comprised of non-interest bearing excess cash balances, overnight federal funds sold and, as of September 30, 2010, U.S. Treasury Bills) increased from $4.9 billion at June 30, 2010 and $5.7 billion at December 31, 2009 to $14.6 billion at September 30, 2010. The increase in the Bank’s short-term liquidity portfolio during the third quarter was due in large part to the reinvestment of the proceeds from $10.3 billion of advances prepaid in late September.

The Bank’s operating results for the quarter and nine months ended September 30, 2010 included credit-related other-than-temporary impairment charges of $0.4 million and $2.1 million, respectively, on certain of its investments in non-agency (private-label) residential mortgage-backed securities (RMBS). The unpaid principal balance of the Bank’s non-agency RMBS holdings, all of which are classified as held-to-maturity, totaled $431.5 million at September 30, 2010, compared with $460.4 million at June 30, 2010 and $515.4 million at December 31, 2009.

The Bank’s retained earnings increased to $431.9 million at September 30, 2010, from $406.6 million at June 30, 2010 and $356.3 million at December 31, 2009. Accumulated other comprehensive loss attributable to the non-credit portion of other-than-temporary impairment losses on the Bank’s non-agency RMBS holdings declined from $62.8 million at June 30, 2010 and $66.6 million at December 31, 2009 to $57.8 million at September 30, 2010.

Additional selected financial data as of and for the quarter and nine months ended September 30, 2010 is set forth below. Further discussion and analysis regarding the Bank’s third quarter and year-to-date results will be included in its Form 10-Q for the quarterly period ended September 30, 2010 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to more than 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank’s website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Three and Nine Months Ended September 30, 2010
(Unaudited, in thousands)

	September 30, 2010	June 30, 2010	December 31, 2009
Selected Statement of Condition Data:
Investments (1)	$19,385,091	$12,813,354	$13,491,819
Advances	27,341,487	41,453,540	47,262,574
Mortgage loans held for portfolio, net	222,131	235,235	259,617
Total assets	51,644,281	57,063,342	65,092,076
Consolidated obligations, net	45,220,832	53,026,582	60,277,884
Mandatorily redeemable capital stock	6,894	7,787	9,165
Capital stock — putable	1,835,532	2,260,945	2,531,715
Retained earnings	431,890	406,608	356,282
Total accumulated other comprehensive income (loss)	(57,213)	(62,207)	(65,965)
Total capital (2)	2,210,209	2,605,346	2,822,032

	For the Three	For the Nine
	Months Ended	Months Ended
	September 30, 2010	September 30, 2010
Selected Statement of Income Data:
Net interest income	$54,686	$187,280
Credit component of other-than-temporary impairment losses	(379)	(2,050)
Other income (loss)	205	(21,033)
Total other expense	17,229	52,084
Total assessments	9,892	29,746
Net income	27,391	82,367

(1)	Investments consist of interest-bearing deposits, federal funds sold, trading securities and held-to-maturity securities.
(2)	As of September 30, 2010, June 30, 2010 and December 31, 2009, total regulatory capital was $2,274,316, $2,675,340 and $2,897,162, respectively, which represented 4.40 percent,
4.69 percent and 4.45 percent, respectively, of total assets as of those dates.

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